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MetLife Investors USA Insurance Company
MetLife Investors Distribution Company
5 Park Plaza, Suite 1900
Irvine, CA 92614

April 22, 2009

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-4644

Re:    Pre-Effective Amendment No. 1
       MetLife Investors USA Insurance Company
       MetLife Investors USA Separate Account A
       Registration Statement on Form N-4/A (File Nos. 333-156648/811-03365)

Commissioners:

Pursuant to Rule 461 under the Securities Act of 1933, as amended, MetLife Investors USA Insurance Company, the depositor, on behalf of itself and MetLife Investors USA Separate Account A, the registrant, and MetLife Investors Distribution Company, the principle underwriter hereby requests that the effective date of the above-referenced pre-effective amendment to the registration statement filed on Form N-4/A be accelerated and declared effective on April 29, 2009, or as soon thereafter as is reasonably practicable.

METLIFE INVESTORS USA INSURANCE COMPANY
(Depositor)

METLIFE INVESTORS USA SEPARATE ACCOUNT A
(Registrant)

By: /s/ Richard C. Pearson
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Richard C. Pearson
Vice President and Associate General Counsel

METLIFE INVESTORS DISTRIBUTION COMPANY
(Principal Underwriter)

By: /s/ Richard C. Pearson
    ----------------------------------------
Richard C. Pearson
Executive Vice President and General Counsel